Press Release For immediate release
Invesco Ltd. Announces November 30, 2016
Assets Under Management

Invesco Relations Contact:    Brandon Burke    404-439-3468
Media Relations Contact:    Graham Galt    404-439-3070

Atlanta, December 12, 2016 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $805.6 billion, a decrease of 0.2% month over month. The decrease was driven by net long-term outflows and lower Money Market AUM; partially offset by favorable market returns. FX increased AUM by $0.3 billion. Preliminary average total AUM for the quarter through November 30 were $808.2 billion, and preliminary average active AUM for the quarter through November 30 were $666.7 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

November 30, 2016(a)	$805.6	$359.8	$202.1	$46.8	$77.6(b)	$119.3
October 31, 2016	$807.5	$354.7	$205.8	$47.4	$78.8	$120.8
September 30, 2016	$820.2	$365.3	$207.0	$48.9	$77.2	$121.8
August 31, 2016	$821.0	$367.0	$205.0	$48.7	$80.2	$120.1
Active(c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

November 30, 2016(a)	$662.8	$267.4	$160.8	$46.8	$77.6(b)	$110.2
October 31, 2016	$664.9	$264.0	$163.2	$47.4	$78.7	$111.6
September 30, 2016	$676.9	$273.7	$164.6	$48.9	$77.1	$112.6
August 31, 2016	$677.9	$274.6	$163.7	$48.7	$80.1	$110.8
Passive(c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

November 30, 2016(a)	$142.8	$92.4	$41.3	$—	$0.0(b)	$9.1
October 31, 2016	$142.6	$90.7	$42.6	$—	$0.1	$9.2
September 30, 2016	$143.3	$91.6	$42.4	$—	$0.1	$9.2
August 31, 2016	$143.1	$92.4	$41.3	$—	$0.1	$9.3

(a)	Preliminary - subject to adjustment.
(b)	Preliminary - ending money market AUM include $70.5 billion in institutional money market AUM and $7.1 billion in retail money market AUM.
(c)	Passive AUM include ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM are total AUM less passive AUM.
About Invesco Ltd.
Invesco is an independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. NYSE: IVZ; www.invesco.com.

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